Exhibit 10.1
LEASE AGREEMENT
BY AND BETWEEN
PHILIP ELGHANIAN (“LESSOR”)
AND
DVA HEALTHCARE RENAL CARE, INC. (“LESSEE”)
Dated: February 6, 2009

TABLE OF CONTENTS

1. TERM	1
2. RENT	2
3. RENT ADJUSTMENTS	2
4. RENEWALS	2
5. CONDITION OF PREMISES	3
6. USE OF PREMISES	3
7. ASSIGNMENT/SUBLETTING	3
8. TAXES, UTILITIES AND MAINTENANCE, REPAIR AND REPLACEMENT COSTS AND CAM CHARGES	4
9. ALTERATIONS/SIGNAGE	6
10. ENVIRONMENTAL	7
11. DAMAGE TO PREMISES BY FIRE OR CASUALTY	8
12. EMINENT DOMAIN	10
13. RIGHT OF ENTRY BY LESSOR	10
14. INDEMNITY	11
15. DEFAULT AND REMEDIES	11
16. INSURANCE	13
17. SUBROGATION	14
18. REPAIRS AND MAINTENANCE	14
19. BROKERS	15
20. EMERGENCY	15
21. TITLE AND PARKING	15
22. COMPLIANCE WITH LAWS	15
23. INTENTIONALLY OMITTED	16
24. LESSEE TO SUBORDINATE	16
25. QUIET ENJOYMENT	16

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26. MEMORANDUM OF LEASE	17
27. NOTICES	17
28. ESTOPPEL CERTIFICATE	17
29. HOLDING OVER	17
30. BINDING EFFECT	17
31. COMPLETE AGREEMENT	18
32. SEVERABILITY	18
33. APPLICABLE LAW	18
34. FORCE MAJEURE	18
35. AMENDMENT	18
36. LESSEE IMPROVEMENTS	18
37. LESSOR’S WORK	19
38. LESSOR’S SALE OF THE BUILDING	19
39. LESSEE’S ROOF RIGHTS	19
40. REGULATORY COMPLIANCE	20
41. COOPERATION WITH LESSEE’S COST REPORTING RESPONSIBILITIES	23
42. PROTECTED HEALTH INFORMATION	23
43. LESSOR’S CONSENT	23
44. APPROVAL BY DAVITA INC. AS TO FORM	23
45. COUNTERPARTS	23
EXHIBIT A- LEGAL DESCRIPTION
EXHIBIT B- RESERVED
EXHIBIT C- FORM OF COMMENCEMENT DATE MEMORANDUM
EXHIBIT D- RESERVED
EXHIBIT E-FORM OF ESTOPPEL CERTIFICATE

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THIS LEASE AGREEMENT (the “Lease”), made and entered into this                      day of                     , 200  _____  (the “Effective Date”), by and between PHILIP ELGHANIAN (hereinafter called “Lessor”), and DVA HEALTHCARE RENAL CARE, INC. (hereinafter called the “Lessee”).
W I T N E S S E T H:
WHEREAS, Lessor desires to demise, lease and rent unto Lessee, and the Lessee desires to rent and lease from Lessor that certain real property located at 17590 Foothill Boulevard, Fontana, California, as more particularly described on Exhibit A, together with a building consisting of approximately Ten Thousand Five Hundred Sixty-Eight (10,568) rentable square feet {NOTE: TO BE CONFIRMED BY LESSEE} (the “Building”) and all improvements thereon and appurtenant rights thereto including, without limitation, parking areas, easements, declarations and rights of way (collectively the “Premises”).
NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor does hereby demise, lease and rent unto the Lessee and Lessee does hereby rent and lease from Lessor the Premises, under and pursuant to the following terms and conditions:
1. Term. This Lease shall be effective on the Effective Date. Lessor shall deliver possession of the Premises upon the later to occur of: (i) Lessor’s completion of the remediation and disposal of the Hazardous Substances (as defined in Section 10) described in the Lessor Environmental Report (as defined in Section 10) or (ii) Lessor’s satisfaction of the Acquisition Contingency (as defined in Section 21) (the “Possession Date”). In the event the Possession Date does not occur within one hundred fifty (150) days following the Effective Date, Lessee may elect to terminate this Lease by written notice to Lessor.
The term of the Lease shall commence upon the earlier of: (i) the date that is eight (8) months following the Possession Date; or (ii) the date in which the Premises are open to the public for business for the Permitted Use (as defined below) (and such date being referred to herein as the “Commencement Date”) and shall expire one hundred twenty (120) months following said Commencement Date (as the same may be extended the “Termination Date”), unless renewed as hereinafter provided (the “Term”). Each twelve (12) month period beginning on the Commencement Date or any anniversary thereof shall hereinafter be called a “Lease Year.” Upon determination of the Commencement Date, Lessor shall execute and forward a memorandum in the form attached hereto as Exhibit C to Lessee for Lessee’s approval and execution.

2. Rent. Beginning on the Commencement Date, Lessee agrees to pay as an initial annual base rent (“Rent”) of Two Hundred Fifty-Nine Thousand Nine Hundred Seventy-Two and 80/100 Dollars ($259,972.80), based on a $2.05 per rentable square foot per month amount. Beginning on the Commencement Date, Lessee shall pay Rent in the amount of $21,664.40 per month in advance on the first day of each calendar month during the Term, such monthly installment to be prorated for any partial calendar month in which the Commencement Date or Termination Date shall occur. The Rent shall be adjusted in accordance with the provisions of Section 3. All amounts (unless otherwise provided herein) other than the Rent and the adjustments thereto described in Section 3 hereof owed by Lessee to Lessor hereunder including, without limitation, the payment of: (i) Taxes (as defined below), (ii) the CAM Expenses (as defined below), (iii) Premises Insurance Reimbursements (as defined below), and (iv) interest due on amounts not paid when due (with such past due amounts accruing interest at the Default Interest Rate (as defined below)) shall be deemed additional rent (“Additional Rent”). Any payment of Rent or Additional Rent not paid by Lessee to Lessor when due shall bear interest at lesser of: (i) twelve percent (12%) or (ii) the maximum rate permitted by applicable law from the date of when due until the date of payment by Lessee to Lessor (the “Default Interest Rate”). Within thirty (30) days following the Possession Date, Lessor shall complete and deliver to Lessee a Form W-9 — Request for Taxpayer Identification and Certification.
Except as otherwise provided in this Lease, it is the intention of the parties that Lessor shall receive Rent, Additional Rent and all sums payable by Lessee under this Lease free of all taxes, expenses, charges, damages and deductions of any nature whatsoever (except as otherwise provided hereinafter) and Lessee covenants and agrees to pay all sums (including rent taxes, maintenance, repair and replacement costs as set forth in Section 8, Taxes, CAM Expenses, and Premises Insurance Reimbursements) which except for this Lease would have been chargeable against the Premises and payable by Lessor. Lessee shall, however, be under no obligation to pay principal or interest on any mortgage on the fee of the Premises, penalties or interest for late or partial payment nor any income, franchise, inheritance, estate, transfer, excise, gift or capital gain taxes, that are or may be payable by Lessor or that may be imposed against Lessor or succession tax by reason of any present, future or retroactive law which may be enacted during the Term of this Lease.
3. Rent Adjustments. Beginning on the fifth (5th) anniversary of the Commencement Date, Rent shall increase 12.5%, and Lessee shall pay Rent in the amount of $24,372.45 per month (commencing on the fifth (5th) anniversary of the Commencement Date) and continuing until the expiration of the tenth (10th) Lease Year, without delays in such adjustments due to any abatement periods that may be applicable during such Lease Years.
4. Renewals. Lessee shall have the right and option to renew this Lease for three (3) additional periods of five (5) years each, next immediately ensuing after the expiration of the initial Term of this Lease and the subsequent renewal periods by notifying Lessor in writing not less than one hundred eighty (180) days before the expiration of the immediately preceding initial Term or subsequent renewal Term of this Lease of Lessee’s intention to exercise its option to renew, but Lessee shall have no option to extend this Lease beyond three (3) renewal periods of five (5) years each after the initial Term. In the event that Lessee so elects to extend this Lease, then, for such extended period of the Term, all of the terms, covenants and conditions of this Lease shall continue to be, and shall be, in full force and effect during such extended period of the Term hereof, except for the Rent. The Rent for any such extended period shall be increased by 12.5% over the Rent for the immediately preceding initial Term or subsequent renewal term.

5. Condition of Premises. Lessor shall deliver the Premises in its “AS IS, WHERE IS” condition.
6. Use of Premises. Lessee may occupy and use the Premises during the Term for purposes of the operation of an outpatient renal dialysis clinic, renal dialysis home training, aphaeresis services and similar blood separation and cell collection procedures, general medical offices, clinical laboratory, including all incidental, related, and necessary elements and functions of other recognized dialysis disciplines which may be necessary or desirable to render a complete program of treatment to patients of Lessee (the “Permitted Use”), or for any other lawful purpose(s) that would not violate any applicable laws with respect to the Premises (e.g., the types of uses only permitted with respect to the zoning classification of the Premises). Lessee may operate during such days and hours as Lessee may determine, without the imposition of minimum or maximum hours of operation by Lessor and Lessee shall have access to the Premises, and may operate, up to 24 hours per day, seven (7) days per week, 365 days per year.
After the Effective Date, and at all times in which this Lease is in full force and effect, and so long as Lessee is not in default of this Lease, Lessor shall not lease any property owned, leased or controlled by Lessor within a radius of five (5) miles from the Premises to be occupied or used by a business that derives more than ten percent (10%) of its revenues from renal dialysis, renal dialysis home training, any aphaeresis service(s) or similar blood separation or cell collection procedures, except services involving the collection of blood or blood components from volunteer donors. This paragraph shall be of no force or effect following the termination or expiration of this Lease. Notwithstanding the foregoing, the radius restriction set forth in this paragraph shall not be applicable to: (i) any existing lease for a renal dialysis operation located at any property owned, leased or controlled by Lessor within the above-referenced five (5) miles radius as of the Effective Date, or (ii) any existing lease for a renal dialysis operation which is in business and located at a property within five (5) miles of the Premises which Lessor acquires or obtains controls of after the Effective Date (‘Existing Renal Facility Lease”).
7. Assignment/Subletting. Lessee shall not assign this Lease, or sublet the Premises, or any part thereof, without Lessor’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Prior to any sublease or assignment (“Lease Transfer”), Lessee shall first notify Lessor in writing of its election to sublease all or a portion of the Premises or to assign this Lease or any interest thereunder. At any time within thirty (30) days after service of said notice, Lessor shall notify Lessee that it consents or refuses to consent to the Lease Transfer. A failure by Lessor to respond within such thirty (30) day period shall be deemed to be a consent.

Lessor shall not have the right to recapture any sublease or assignment space. Any denial of such Lease Transfer by Lessor as hereinabove provided must be predicated upon a commercially reasonable basis for such denial. Any net profits paid in connection with a Lease Transfer in excess of Lessee’s Rent obligations hereunder (which net profits shall be calculated after deducting all reasonable costs incurred by Lessee in connection with the space subject to the Lease Transfer) shall be divided by Lessor and Lessor on a fifty/fifty (50/50) basis (the “Lease Transfer Net Profits”). The costs incurred by Lessee in connection with such a Transfer shall include, but not be limited to, legal fees, rental abatement, vacancy period, allowances, lessee improvements, leasing commissions and the time to sublease or assign and remodel the Premises (the “Total Transfer Costs”). Lessor’s fifty percent (50%) share of the Lease Transfer Net Profits shall be determined as follows: (i) the dollar amount of the Total Transfer Costs shall be divided by the number of months remaining in either the initial Term or the applicable renewal period (after the month in which the Lease Transfer occurs), and such amount shall be the “Monthly Transfer Cost Amount”, (ii) the difference between the new monthly Rent (as a result of the Lease Transfer) and the monthly Rent (for the month prior to the month in which the Lease Transfer occurs) shall be determined (the “Monthly Rent Increase Amount”), and (iii) the difference between the Monthly Rent Increase Amount and the Monthly Transfer Cost Amount shall be determined (the “Monthly Transfer Profit Amount”). Lessee shall pay to Lessor on a monthly basis fifty percent (50%) of the Monthly Transfer Profit Amount commencing on the first month after the Lease Transfer occurs.
Notwithstanding the foregoing, no consent of Lessor is required for Lessee to assign or otherwise transfer (by operation of law or otherwise) this Lease or any of its rights hereunder to: (a) any person, corporation, partnership or other entity which acquires all or substantially all of the business or assets of Lessee or stock in Lessee; (b) any person, corporation, partnership or other entity which controls, is controlled by or is under common control with Lessee; or (c) any affiliate (within the meaning of such term as set forth in Rule 501 of Regulation D under the Federal Securities Act of 1933) of Lessee.
No such assignment or other transfer, in whole or in part, of any Lessee’s rights or obligations under this Lease shall be or operate as a release of Lessee hereunder and Lessee shall remain responsible for performing Lessee’s obligations hereunder should Lessee’s assignee or transferee fail to perform any such obligations, unless specifically provided otherwise by Lessor in writing.
8. Taxes, Utilities and CAM Expenses.
(a) Taxes. Lessee shall pay, at its sole cost and expense, all Taxes, for the Premises. The term “Taxes” shall mean all general, special, ordinary, supplemental and extraordinary real and personal property taxes and assessments, license fees and taxes, rental taxes, levies, charges, penalties, sewer or water charges (hook-up or otherwise), improvement bonds and other governmental levies imposed by any authority having direct or indirect power to tax, including, but not limited to, any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, lighting, drainage or other improvement district, on, against, or with respect to the Premises, Lessor’s right to rent and other income therefrom or Lessor’s business of leasing the Premises, together with any taxes or assessments imposed in addition to, in substitution of or as a supplement to any taxes or assessments previously included within the definition of Taxes. Taxes shall not include (except as set forth below) any penalties or interest for late or partial payment nor any income, franchise, inheritance, estate, excise, gift or capital gain taxes that are or may be payable by Lessor or that may be imposed against Lessor. The term “Taxes” shall also include any tax, fee, levy, assessment or charge: (i) the nature of which was hereinbefore included within the definition of Taxes, (ii) which was imposed for a service or right not charged prior to June 1, 1978, or, if previously charged, has been increased since June 1, 1978, (iii) which is imposed or assessed as a result of any and all changes in ownership (as that term is used in Article 13A of the California Constitution and/or California Revenue and Taxation Code Sections 60, et seq.) of the Premises, or any portion thereof, or which is added to a tax or charge hereinbefore included within the definition of Taxes by reason of such transfer(s), (iv) which is imposed or assessed as a result of any and all alterations, additions or improvements to the Premises or any portion thereof, or (v) which is imposed by reason of this transaction, any modifications or changes hereto or any transfers hereof. Should Lessor choose not to contest any Taxes, Lessee shall have the right to contest the Taxes in Lessor’s name and with Lessor’s reasonable cooperation, at no expense to Lessor. Lessor, at Lessee’s sole expense, shall join in any such contestation proceedings if any Law shall so require. Lessee shall pay to Lessor the Taxes on a semi-annual basis as follows: (i) Lessor shall submit to Lessee semi-annually a copy of the tax bill for the Premises setting forth the semi-annual installment amount due (the “Semi-Annual Tax Statement”), and (ii) within fifteen (15) days of Lessee’s receipt of each Semi-Annual Tax Statement, Lessee shall provide to Lessor a payment in the dollar amount set forth on the Semi-Annual Tax Statement (“Lessee’s Semi-Annual Tax Payment”). In the event Lessee fails to provide Lessee’s Semi-Annual Tax Payment to Lessor within the above referenced fifteen (15) day period, Lessee shall pay to Lessor, in addition to the Semi-Annual Tax Payment, interest accruing on the Semi-Annual Tax Payment (at the Default Interest Rate), and any penalties or interest incurred by Lessor for any late payment of Taxes.
(b) Utilities. Lessee shall pay, at its sole cost and expense, for all utilities and other services necessary in the operation of the Premises, including, but not limited to, gas, fuel, oil, electrical, telephone and other utility charges, and any “tap fees” or any sewer or water connection fees in connection with the Premises.
(c) CAM Expenses. Lessee shall pay all common area maintenance charges for the Premises (“CAM Expenses”). As set forth below, Lessee shall pay to Lessor as Additional Rent, all of the CAM Expenses. Beginning on the Commencement Date and thereafter in advance on the first day of each calendar month during the Term, Lessee shall pay to Lessor one twelfth (1/12) of Lessor’s estimated CAM Expenses for each twelve (12) month period selected by Lessor (the “Yearly CAM Period”), including a commercially reasonably management or administrative fee for Lessor (the “Lessee Monthly CAM Payment”). Lessor may cause any services such as sweeping and landscaping work to be performed by independent contractors. Lessor shall provide Lessee with an estimate of the CAM Expenses on or before the commencement of each Yearly CAM Period occurring during the Term of this Lease. After the end of each Yearly CAM Period, Lessor shall provide to Lessee a statement of the actual CAM Expenses for the Yearly CAM Period (“Yearly CAM Statement”). If the Yearly CAM Statement shows that the aggregate of all of the Lessee Monthly CAM Payments made during the Yearly CAM Period was less than the actual amount of the CAM Expenses (as set forth on the Yearly CAM Statement), Lessee shall pay the balance due to Lessor within ten (10) days after receipt of the statement; and if the Yearly CAM Statement shows that the aggregate paid exceeded the actual CAM Expenses, Lessor shall either refund the excess or credit Lessee’s next accruing Lessee Monthly CAM Payment.

Notwithstanding the foregoing, the term “CAM Expenses” does not include the following: (i) depreciation of the Building, and all equipment, fixtures, improvements and facilities used in connection therewith; (ii) payments of principal, interest, loan fees, penalties, attorney’s fees or amortization relating to any debt Lessor may have incurred or will incur in the future relating to the ownership, operating and maintenance of the Building; (iii) Reserved; (iv) Reserved; (v) except as otherwise provided for in this Lease, expenses or costs incurred by Lessor relating to any violation by Lessor of the terms and conditions of any law or any lease covering the Building; (vi) the cost of any repair or replacement which would be required to be capitalized under generally accepted accounting principles; (vii) the costs and expenses of any item included in CAM Expenses to the extent that Lessor is actually reimbursed for such cost by an insurance company, a condemning authority, another lessee or any other party; (viii) payments of ground rents and related sums pursuant to a ground lease in favor of a ground lessor; (ix) Reserved;(x) any costs representing an amount paid to an entity related to Lessor which is in excess of the commercially reasonable amount which would have been paid absent such relationship; (xi) any entertainment, dining, or travel expenses of Lessor for any purpose; (xii) costs related to maintaining Lessor’s existence, either as a corporation, partnership, or other entity; (xiii) any expenses for repairs or maintenance to the extent covered by warranties or service contracts; (xiv) Reserved; (xv) the cost of any environmental remediation for which Lessor is responsible under Section 10 of this Lease; (xvi) all ad valorem taxes paid or payable by Lessee or other lessees in the Building for (A) personal property and (B) on the value of the leasehold improvements in the Premises, or the Building of other lessees in the Building (in this connection it is agreed that Lessee shall be responsible for the payment of ad valorem taxes on Lessee’s own leasehold improvements); (xvii) Reserved; and (xviii) any item which is included in CAM Expenses which, but for this provision, would be included twice.
(d) Lessor appoints Lessee the attorney-in-fact of Lessor for the purpose of making all payments to be made by Lessee pursuant to any of the provisions of this Lease to persons other than Lessor. In case any person to whom any sum is directly payable by Lessee under any of the provisions of this Lease shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor, who shall thereupon pay such sum to such person.
9. Alterations/Signage. Lessee shall not make any alterations, or additions or leasehold improvements to the Premises following the Commencement Date (“Alterations”) without Lessor’s prior written consent in each and every instance, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessee shall have the right to make non-structural Alterations to the Premises which do not exceed in cost Fifty Thousand Dollars ($50,000.00) in the aggregate during each Lease Year without Lessor’s consent. All Alterations which may be made by Lessee shall be the property of Lessee and Lessee shall be entitled to remove from the leased Premises during the Term all Alterations, tenant improvements and any and all furniture, removable trade fixtures, equipment and personal property (“Fixtures”) installed or located on or in the Premises provided that Lessee repair any and all damages done by the removal of the foregoing. All Alterations and tenant improvements which Lessee does not elect to remove at the expiration of the Term shall be surrendered with the Premises at the termination of this Lease.

To the maximum extent permitted by applicable Laws, Lessor hereby waives any rights which Lessor may have, as to any of Lessee’s furniture, fixtures, equipment, personal property, tenant improvements and Alterations, in the nature of a Lessor’s lien, security interest or otherwise and further waives the right to enforce any such lien or security interest.
Lessee shall have the right to affix Lessee’s standard signage, in accordance with the rules and regulations of the Premises, including a sign on the exterior of the Premises and a monument sign located at the Premises. All such signs shall comply with all Laws and codes applicable to the Premises and Lessor’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
10. Environmental. Lessee shall not cause or permit any hazardous or toxic substances, materials or waste, including, without limitation, medical waste and asbestos (“Hazardous Substances”) to be used, generated, stored or disposed of in, on or under, or transported to or from the Premises unless such Hazardous Substances are reasonably necessary for Lessee’s business conducted in the Premises; provided, however, Lessee shall at all times and in all material respects comply with all local, state, and federal laws, ordinances, rules, regulations and orders, whether now in existence or hereafter adopted relating to Hazardous Substances or otherwise pertaining to the environment (the “Environmental Laws”) and further provided that Lessee shall periodically cause to be removed from the Premises such Hazardous Substances placed thereon by Lessee or Lessee’s agents, servants, employees, guests, invitees and/or independent contractors in accordance with good business practices, such removal to be performed by persons or entities duly qualified to handle and dispose of Hazardous Substances. Without limiting the generality of the foregoing, Lessor acknowledges that the following Hazardous Substances, among others, are required for Lessee’s business operations: bleach, cidex, hibiclena, metrocide, hydrogen peroxide, and formaldehyde. Upon the expiration or earlier termination of this Lease, Lessee shall cause all Hazardous Substances placed on the Premises by Lessee to be removed, at Lessee’s cost and expense, from the Premises and disposed of in strict accordance with the Environmental Laws.
Lessee shall indemnify, defend (by counsel reasonably acceptable to Lessor), protect, and hold Lessor harmless, from and against any and all claims, liabilities, penalties, fines, judgment, forfeitures, losses, costs (including clean-up costs) or expenses (including attorney’s fees, consultant’s fees and expert’s fees) for the death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (a) the presence after the Possession Date in, on, under, or about the Premises of any Hazardous Substances caused by Lessee or its agents, servants, employees, guests, invitees and/or independent contractors; (b) any discharge or release by Lessee or its agents, servants, employees, guests, invitees and/or independent contractors after the Possession Date in or from the Premises of any Hazardous Substances; (c) Lessee’s use, storage, transportation, generation, disposal, release or discharge after the Effective Date of Hazardous Substances, to, in, on, under, about or from the Premises; or (d) Lessee’s failure after the Possession Date to comply with any Environmental Law.

Lessor shall indemnify, defend (by counsel reasonably accepted to Lessee), protect, and hold Lessee harmless, from and against any and all claims, liabilities, penalties, fines, judgment, forfeitures, losses, costs (including clean-up costs) or expenses (including attorney’s fees, consultant’s fees and expert’s fees) for the death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (a) the presence prior to the Possession Date in, on, under, or about the Premises of any Hazardous Substances; (b) any discharge or release prior to the Possession Date in or from the Premises of any noxious or Hazardous Substances; (c) the use, storage, transportation, generation, disposal, release or discharge of Hazardous Substances by Lessor to, in, on, under, about or from the Premises; or (d) Lessor’s failure to comply with any Environmental Law. Lessor agrees to encapsulate and/or remediate and dispose of such Hazardous Substances to the extent required by governmental laws and regulations (e.g. Lessor has no obligations with respect to non-friable asbestos which became friable as a result of Alterations or Lessee Improvements (as defined below) made to the Premises, or Lessee’s use or occupancy thereof).
Lessor represents and warrants to Lessee that as of the Effective Date and to the best of Lessor’s knowledge, and without any duty of investigation or inquiry of any kind whatsoever, except for the Hazardous Substances as may be disclosed in Environment Site Assessment Report of the Premises dated October 13, 2008 and prepared by Environmental Solutions (the “Lessor Environmental Report”), a copy of which Lessor Environmental Report, was provided by Lessor to Lessee prior to the Effective Date and which Lessee acknowledges receipt, there are no Hazardous Substances on the Premises not in compliance with applicable Laws. Except for the Lessor Environmental Report, Lessor, as a party to a contract to acquire the Premises, has received no notice from any governmental or private entity relating to Hazardous Substances on the Premises. Lessee shall promptly deliver to Lessor copies of all notices made by Lessee to, or received by Lessee from, any state, county, municipal or other agency having authority to enforce any environmental law (“Enforcement Agency”) or from the United States Occupational Safety and Health Administration concerning environmental matters or Hazardous Substances at the Premises. Lessor shall promptly deliver to Lessee copies of all notices received by Lessor from any Enforcement Agency or from the United States Occupational Safety and Health Administration concerning environmental matters or Hazardous Substances at the Premises. Prior to the Possession Date, Lessor or the Lessor’s Assignee (as defined in Section 21), at its cost, shall remediate and dispose of the Hazardous Substances disclosed in the Lessor Environmental Report in accordance with all applicable Laws.
11. Damage to Premises by Fire or Casualty. In the event the Premises shall be damaged by fire or other casualty during the Term of this Lease, whereby the same shall be rendered untenantable, then:
(a) Lessor shall have its contractor (the “Lessor Contractor”) estimate when the repair of the Premises, excluding Lessee’s Fixtures, the Alterations, and the Lessee Improvements (“Lessor’s Casualty Work”) will be completed, within thirty (30) days following such casualty, and Lessor shall give Lessee written notice thereof promptly following Lessor’s receipt of the Lessor Contractor’s estimate of the completion date (the “Contractor’s Estimate”). If the Contractor’s Estimate provides that such damage will not be completed within six (6) months following such casualty, then Lessee may elect to terminate this Lease by giving written notice to Lessor not later than fifteen (15) days after the date of Lessee’s receipt of the Contractor’s Estimate. The Lessor Contractor shall be subject to Lessee’s reasonable approval provided Lessee shall accept the qualifications of the Lessor Contractor in a commercially reasonable manner; or

(b) if the damage to the Premises is so substantial that (i) the estimated repair costs exceed $100,000.00 and such damage has occurred within the last one hundred eighty (180) days of the then current term and Lessee does not exercise its next available renewal option, if any, (ii) the Premises is damaged to the extent of fifty percent (50%) or more of the monetary value thereof, or (iii) the Contractor’s Estimate provides that the damage to the Premises will not be completed within eight (8) months following such casualty, then Lessor may elect to terminate this Lease by giving written notice to Lessee within thirty (30) days of the date of such fire or casualty; or
(c) if not so terminated, Lessor shall proceed with all due diligence to perform and complete the Lessor’s Casualty Work, to substantially the former condition of the Premises immediately prior to such damage or destruction, at Lessor’s expense, in which latter event this Lease shall not terminate (and after completion of Lessor’s Casualty Work, Lessee shall forthwith, at its sole cost and expense, repair, restore or rehabilitate Lessee’s Fixtures, the Alterations, and the Lessee Improvements).
If the Premises are rendered untenantable by fire or other casualty, there shall be an abatement of Rent due Lessor by Lessee for the period of time during which the Premises are untenantable in proportion to the untenantability of the Premises. Subject to Force Majeure, if the Lessor’s Casualty Work is not substantially completed within two hundred and ten (210) days of such damage (the “Lessor’s Casualty Work Outside Date”), then Lessee may not later than fifteen (15) days after the Lessor’s Casualty Work Outside Date, terminate this Lease by written notice to Lessor (the “Lessee’s Casualty Termination Notice”). Notwithstanding the foregoing, in the event Lessor substantially completes Lessor’s Casualty Work within thirty (30) days after Lessor’s receipt of Lessee’s Casualty Termination Notice (provided within the above referenced fifteen (15) day period), then Lessee’s Casualty Termination Notice shall be of no force or effect, and this Lease shall not terminate. In the event of any termination of this Lease as a result of damaged by fire or other casualty, Rent shall be paid only to the date of such fire or casualty.
Notwithstanding the foregoing provisions of this Section 11, in the event that insurance proceeds applicable to the Fixtures, the Alterations, and the Lessee Improvements constructed by Lessee at its expense are made available to Lessee, Lessee shall be responsible for restoring such Fixtures, Alterations and the Lessee Improvements; provided, however, that the Rent abatement provided for shall continue during such period of restoration so long as Lessee is diligently pursuing the completion of such restoration. In the event that Lessor does not restore the Premises, Lessee may retain all insurance proceeds applicable to Alterations and Lessee Improvements constructed by Lessee at its expense.

12. Eminent Domain.
(a) Taking. If by any lawful authority through condemnation or under the power of eminent domain: (i) the whole of the Premises shall be permanently taken; (ii) less than the entire Premises shall be permanently taken, but the remainder of the Premises, are not, in Lessee’s sole judgment, fit for Lessee to carry on its business therein; (ii) Lessee determines, in its sole judgment, that after such taking adequate parking space will not be available near the Premises; (iv) there is any substantial impairment of ingress or egress from or to or visibility of the Premises; or (v) all or any portion of the common areas of the Premises shall be taken resulting in a material interference with the operations of or access to Lessee’s business, then in any such event, Lessee may terminate this Lease, effective as of the date of such taking, and the Rent and other sums paid or payable hereunder shall be prorated as of the date of such termination.
(b) Rent Adjustment. Unless this Lease is terminated as above provided, commencing with the date possession is acquired by the condemning authority the Rent and other sums payable hereunder shall be reduced by the then applicable per square foot Rent as by the number of square feet taken and Lessor shall restore the Premises, at Lessor’s cost and expense to a complete architectural unit. During such restoration the Rent shall be abated to the extent the Premises are rendered untenantable.
(c) Awards. All compensation awarded or paid in any such eminent domain proceeding shall belong to and be the property of Lessor without any participation by Lessee, except that nothing contained herein shall preclude Lessee from prosecuting any claim directly against the condemning authority in such eminent domain proceeding for its relocation costs, its unamortized leasehold improvements and trade fixtures, loss of business and the like except Lessee hereby disclaims and waives any rights Lessee may have to the so called “lease bonus value” associated with this Lease in the event of a taking.
13. Right of Entry by Lessor. In addition to Lessor’s right of entry pursuant to this Lease, Lessor, or any of its agents, shall have the right to enter the Premises during all reasonable hours and upon at least twenty-four (24) hours prior notice (except in cases of emergency), to examine the same or to exhibit the Premises. Lessor shall have the right to put or keep upon the doors or windows thereof a notice “FOR RENT” at any time within sixty (60) days before the expiration of this Lease. Any work performed by Lessor to the Premises shall, if commercially practicable, be performed during hours that Lessee is not open for business (except in emergencies) unless Lessee, in the exercise of its commercially reasonable discretion otherwise agrees. Any restoration work or alteration work at the Premises which is necessitated by or results from Lessor’s entry, including, without limitation, any work necessary to conceal any element whose presence is permitted hereunder, shall be performed by Lessor at its expense or, at Lessee’s election, by Lessee on Lessor’s behalf and at Lessor’s sole cost and expense. Lessor shall be liable for all loss, damage, or injury to persons or property and shall indemnify and hold Lessee harmless from all claims, losses, costs, expenses and liability, including reasonable attorney’s fees resulting from Lessor’s entry except to the extent caused by the negligent or intentional act of Lessee or its contractors, agents, employees or licensees. If Lessor’s entry into the Premises pursuant to this Lease interferes with the conduct by Lessee of its business to such an extent that Lessee, in the exercise of its commercially reasonable business judgment, must close the Premises or is unable to use seventy-five percent (75%) of the Premises for business for two (2) or more business days, then Rent shall totally abate for each day or portion thereof that such interference continues.

Lessor acknowledges that Lessee is subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”), and that HIPAA requires Lessee to ensure the safety and confidentiality of patient medical records. Lessor further acknowledges that, in order for Lessee to comply with HIPAA, Lessee must restrict access to the portions of the Premises where patient medical records are kept or stored. Lessor hereby agrees that, notwithstanding the rights granted to Lessor pursuant to this Section 13 and under this Lease, except when accompanied by an authorized representative of Lessee, neither Lessor nor its employees, agents, representatives or contractors shall be permitted to enter those areas of the Premises designated by Lessee as locations where patient medical records are kept and/or stored or where such entry is prohibited by applicable state or federal health care privacy laws. Lessor further agrees to comply with the provisions of HIPAA and all applicable medical privacy laws in connection with Lessor’s entry into the Premises.
14. Indemnity. Lessee agrees to indemnify, defend (by counsel reasonably acceptable to Lessor) protect and hold Lessor harmless from and against any and all liability, claims and loss for personal injury or property damage, or both, sustained or claimed to have been sustained by any person or persons, or property in, upon or about the Premises caused or brought about by the acts or neglect or intentional acts of Lessee, its agents, servants or employees. Lessor agrees to indemnify, defend (by counsel reasonably acceptable to Lessee) protect and hold Lessee harmless from and against any and all liability, claims and loss for personal injury or property damage, or both, sustained or claimed to have been sustained by any person or persons, or property in, upon or about the Premises caused or brought about by the act or neglect or intentional acts of Lessor, its agents, servants or employees. The indemnities set forth in this Section 14 shall survive the expiration of the term of this Lease.
15. Default and Remedies.
(a) Lessee Default and Lessor Remedies. In the event that (i) Lessee defaults in the payment of Rent hereunder or the payment of any other sums, including CAM Expenses or any other amount deemed Additional Rent, and such Rent and/or Additional Rent remains due and unpaid for ten (10) days following written notice of such default from Lessor to Lessee; (ii) or should Lessee default in the performance of any other provisions of this Lease and such default is not cured within thirty (30) days following written notice from Lessor specifying such default (unless such default is not reasonably capable of being cured within such thirty (30) day period and Lessee is diligently prosecuting such cure to completion and has commenced the prosecution of such cure within such thirty (30) day period); or (iii) if a petition in bankruptcy shall be filed by or against Lessee (provided Lessee shall have ninety (90) calendar days to stay any involuntary proceeding); or (iv) should Lessee make an assignment for the benefit of its creditors, or should a receiver be appointed for the said Lessee and such receiver is not dismissed within sixty (60) days of his appointment, then, in any of these events, Lessor may, at its option, exercise any right or remedy which Lessor may have by reason of such default, including, without limitation all remedies as may be permitted by law, including without limitation: (i) terminate Lessee’s right of possession of the Premises by lawful means in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor, or (ii) continue this Lease and Lessee’s right to possession and recover the rent as it becomes due pursuant to the remedy described in California Civil Code Section 1951.4 (a lessor may continue lease in effect after a lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations). Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of Lessee’s right to possession.

Upon and after termination of this Lease, Lessor shall make commercially reasonable efforts to mitigate its damages and relet the Premises or any part thereof to any person, firm or corporation other than Lessee for such rent, for such time and upon such terms as Lessor in Lessor’s reasonable discretion shall determine. If the consideration collected by Lessor upon any such reletting is not sufficient to pay monthly the full amount of the Rent and Additional Rent reserved in this Lease (including, without limitation, all of the CAM Expenses which Lessee is required to pay pursuant to Section 8 of this Lease) and all other monies to be paid by Lessee pursuant to this Lease, Lessee shall pay to Lessor the amount of each monthly deficiency upon demand. Whether or not this Lease is terminated by Lessor or by any provision of law or court decree, Lessee shall have no obligation to pay any Rent until the date it would otherwise have become due in the absence of any event of default. Lessor agrees that it shall have no right to accelerate (i.e. declare the same immediately due and payable) any Rent which would have become due in the future; provided, however, that upon termination of this Lease by Lessor, Lessee shall pay Lessor for the unamortized out-of-pocket costs of leasing commissions and the Allowance (as defined below). Lessee acknowledges and agrees that while Rent and any sums, which shall be deemed Additional Rent may not be accelerated, Lessee is and shall at all times be liable for and remain liable for all Rent and all other sums, which shall be deemed Additional Rent, due and payable pursuant to this Lease throughout the Term.
(b) Lessor Default and Lessee Remedies. Subject to the terms and provisions hereinbelow, and in addition to any other remedy expressly available to Lessee pursuant to this Lease or at law or in equity, should Lessor fail to perform any term or covenant under this Lease (each and any such failure being herein sometimes referred to as a “Lessor Default”) and if any such Lessor Default shall not be cured and shall accordingly be continuing thirty (30) days following written notice by Lessee to Lessor of such Lessor Default (unless such default is not reasonably capable of being cured within such thirty (30) day period and Lessor is diligently prosecuting such cure to completion), then Lessee shall have the option (at Lessee’s sole discretion) of (i) abating or withholding Rent, or (ii) remedying such Lessor Default and, in connection therewith, incurring expenses for the account of Lessor, and any and all such sums expended or obligations incurred by Lessee in connection therewith shall be paid by Lessor to Lessee upon demand, and if Lessor fails to immediately reimburse and pay same to Lessee, Lessee may, in addition to any other right or remedy that Lessee may have under this Lease, deduct such amount (together with interest thereon at the maximum rate permitted by applicable law from the date of any such expenditure by Lessee until the date of repayment thereof by Lessor to Lessee) from subsequent installments of Rent and other charges (if any) that from time to time thereafter may become due and payable by Lessee to Lessor hereunder. Notwithstanding the foregoing, in all events Lessee shall have the right to remedy any Lessor Default without prior notice in the event of an emergency (so long as Lessee gives notice within a reasonable period of time thereafter) and invoice Lessor and abate Rent (if necessary) in the manner set forth in the preceding sentences of this Section 15.

16. Insurance.
(a) Lessor’s Insurance. During the Term of this Lease, Lessor shall procure and maintain in full force and effect with respect to the Building (i) a policy or policies of property insurance (including, to the extent required, sprinkler leakage, vandalism and malicious mischief coverage, rental interruption insurance coverage for any period up to eighteen (18) months during which the Building is partially or totally untenantable, and any other endorsements required by the holder of any fee or leasehold mortgage and earthquake, terrorism and flood insurance to the extent Lessor reasonably deems prudent and/or to the extent required by any mortgagee) for full replacement value; and (ii) a policy of commercial liability insurance in a minimum amount of $1,000,000.00 per claim and $3,000,000.00 in the aggregate for both bodily injury and property damage insuring Lessor’s activities with respect to the Premises for loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises (collectively the “Lessor Premises Insurance”). Lessee shall pay to Lessor during the Term the entire cost of the Lessor Premises Insurance within fifteen (15) days after Lessee’s receipt of each written statement from Lessor setting forth the cost of the Lessor Premises Insurance (the “Premises Insurance Reimbursements”).
(b) Lessee’s Insurance. Lessee covenants and agrees to keep Lessee Improvements (as defined in Section 36 hereof) and Lessee’s contents in the Premises insured for full replacement value against loss by fire and casualty, under an all risk policy with extended coverage endorsements. In addition thereto, Lessee shall obtain and keep in force with respect to the Premises comprehensive general liability insurance in a minimum amount of $1,000,000.00 per claim and $3,000,000.00 in the aggregate for both bodily injury and property damage. In no event shall Lessee’s insurance provide coverage or indemnity to Lessor for any claim, loss, suit, action or other legal proceeding in which Lessor, its agents or designees bear responsibility for the claim, loss, suit, action or other legal proceeding. Rather, it is the intent of this section to provide general liability coverage to Lessor when it is made a party to a claim, loss, suit, action or other legal proceeding for which it bears no responsibility. In the event that both Lessor and Lessee bear responsibility for the claim, loss, suit, action or other legal proceeding, then each party will look to their own insurance for coverage. Lessee may carry any insurance required by this Lease under a blanket policy or under a policy containing a self insured retention. Each policy shall provide that the insurer shall give to Lessor twenty (20) days written notice prior to any cancellation of the policy.

17. Subrogation. Each of the parties hereto hereby releases the other and the other’s partners, agents and employees, to the extent of each party’s property insurance coverage, from any and all liability for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its partners, agents or employees; provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder. If any policy does not permit such a waiver, and if the party to benefit therefrom requests that such a waiver be obtained, the other party agrees to obtain an endorsement to its insurance policies permitting such waiver of subrogation if it is commercially available and if such policies do not provide therefor. If an additional premium is charged for such waiver, the party benefiting therefrom, if it desires to have the waiver, agrees to pay to the other the amount of such additional premium promptly upon being billed therefor.
18. Repair and Maintenance.
(a) Lessor’s Obligations. Lessor shall timely maintain in good condition and repair the common areas of the Premises and such costs shall be considered CAM Expenses in accordance with Section 8 of this Lease. Notwithstanding the foregoing, Lessor, at its sole cost and expense, shall maintain and keep in good order and repair and make any necessary replacements to the roof, roof membrane, roof covering (provided that routine roof maintenance but not major repairs or replacements may be included in CAM Expenses pursuant to Section 8 of the Lease), concrete slab, footings, foundation, structural components, exterior walls and re-asphalt parking areas of the Premises when necessary. If Lessor shall not commence such repairs within the fifteen (15) days following written notice from Lessee that such repairs are necessary then Lessee may, at its option, cause such Lessor’s repairs to be made and shall furnish Lessor with a statement of the cost of such repairs upon substantial completion thereof. Lessor shall reimburse Lessee for the cost of such repairs plus a service charge to cover Lessee’s expenses in an amount equal to 10% of the cost of such repairs within ten (10) days of the date of the statement from Lessee setting forth the amount due, provided, however, should Lessor fail to reimburse Lessee within said ten (10) day period, then Lessee may, at its option, offset such amount against subsequent Rent due under this Lease.
(b) Lessee’s Obligations. Except for Lessor’s obligations set forth above and except for any damage caused by the acts of negligence by Lessor or its agents with respect to the Premises, Lessee shall, at its sole cost, maintain in good condition and repair and replace in connection with the Premises: the interior, non-structural portions of the Premises, all HVAC systems, the non-structural elements of all doors and entrances, all pipes, plumbing, electrical systems, sewer and waste water systems, wiring, cabling, lighting facilities, fire protection and smoke detection systems, fire extinguishing systems, fire sprinkler systems, all windows, window glass, plate glass, and floor coverings of the Premises, excepting only normal wear and tear and damage by fire or other casualty. Lessee shall at its sole cost and expense pay the cost of all janitorial services. If Lessee does not maintain in good condition and repair and replace the Premises as required by this Section 18(b), and if Lessee shall not commence such repairs and replacements within the fifteen (15) days following written notice from Lessor that such repairs and replacements are necessary then Lessor may, at its option, cause such Lessee’s repairs and replacements to be made and shall furnish Lessee with a statement of the cost of such repairs upon substantial completion thereof. Lessee shall reimburse Lessor for the cost of such repairs and replacements plus a service charge to cover Lessor’s expenses in an amount equal to 10% of the cost of such repairs within ten (10) days of the date of the statement from Lessor setting forth the amount due.

19. Brokers. Lessor and Lessee each represent to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for USI Real Estate Brokerage Services Inc. and Lee & Associates, representing Lessee (“Lessee’s Brokers”). Lessor shall pay Lessee’s Brokers a brokerage commission pursuant to a separate agreement. In the event Lessor does not timely pay Lessee’s Brokers such brokerage commission, Lessee may offset the amount of such brokerage commission against Rent due Lessor.
20. Emergency. If Lessee or Lessor is unable or unwilling to take action which it is obligated to take hereunder where an emergency has occurred with respect to the Premises (Non-Acting Party”), then the other party may, at its option, take such action as is reasonably necessary to protect the Premises and persons or property in the Premises (the “Acting Party”) and the Non-Acting Party shall, within fifteen (15) days after written notice thereof from the Acting Party reimburse the Acting Party for its reasonable out-of-pocket expenses incurred in curing such emergency.
21. Title and Parking. Lessee acknowledges that at all relevant times on or before the Effective Date: (i), Lessor is a party to a contract to acquire the Premises, and according is not the titleholder of the Premises (“Lessor Purchase Contract”), (ii) Lessor has the right to assign the Lessor Purchase Contract to a third party (the “Lessor Assignee”), and upon the assignment of the Lessor Purchase Contract, Lessor shall have no further duties or obligations under this Lease, and (iii) this Lease is subject to and contingent upon either Lessor or the Lessor Assignee acquiring title to the Premises pursuant to the Lessor Purchase Contract (the “Acquisition Contingency”). In the event that either Lessor or the Lessor Assignee fails to satisfy the Acquisition Contingency by no later than the date which is one hundred twenty (120) days after the Effective Date (the “Outside Acquisition Date”), then either Lessor or the Lessor Assignee (on the one hand) or Lessee (on the other hand) may terminate this Lease by giving written notice to the other party on or before the date which is thirty (30) days after the Outside Acquisition Date. Notwithstanding the foregoing, should Lessee give a written notice of termination pursuant to the failure of the Acquisition Contingency before the expiration of the thirty (30) day period after the Outside Acquisition Date, and Lessor or the Lessor Assignee satisfies the Acquisition Contingency on or before the expiration of such thirty (30) day period, then Lessee’s termination notice shall be of no force or effect. Lessor represents that Lessor and those signatories executing this Lease on behalf of Lessor have full power and authority to execute this Lease.
Lessor agrees that Lessor will not make any material modifications to the Premises (including, without limitation, the parking areas, driveways and walks) without Lessee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. As of the Effective Date, the Premises shall contain no less than the number of parking spaces required by applicable codes or governmental regulations as to the Premises.
22. Compliance with Laws. Both parties hereby agree to comply with all applicable federal, state and local laws, ordinances, rules and regulations (“Laws”) throughout the Term of the Lease. Except as set forth in Section 10, Lessor represents and warrants to Lessee, as a party to the Lessor Purchase Contract, to the best of Lessor’s knowledge, without any duty of investigation and inquiry of any kind whatsoever, that as of the Effective Date the Premises is in compliance with all Laws, including, without limitation, applicable zoning laws, ordinances, rules and regulations and with applicable instruments affecting title to the Premises. Lessor further represents that as a party to the Lessor Purchase Contract it has received no notices or communications from any public authority having jurisdiction alleging violation of any Laws relating to the Premises and has received no notices alleging violation of any title instrument.

If at any time or from time to time any Alterations, including, without limitation, structural Alterations, are required in order for the Premises to comply with any generally applicable Laws from time to time applicable to the Premises, Lessor shall immediately make such Alterations at its sole cost and expense. If at any time or from time to time any Alterations, including, without limitation, structural Alterations, are required in order for the Premises to comply with any Laws specifically applicable to the Premises due to Lessee’s use as a dialysis facility and not due to any act by Lessor, Lessee shall immediately make such Alterations at its sole cost and expense.
Lessor represents and warrants to Lessee that Lessor is not a “referring physician” or a “referral source” as to Lessee for services paid for by Medicare or a state health care program, as the terms are defined under any federal or state health care anti-referral or anti-kickback, regulation, interpretation or opinion (“Referral Source”). Lessor covenants, during the term of this Lease, it will not knowingly (i) take any action that would cause it to become a Referral Source as to Lessee, or (ii) sell, exchange or transfer the Premises to any individual or entity who is a Referral Source as to Lessee.
23. Intentionally Omitted.
24. Lessee to Subordinate. Lessee shall, upon request of the holder of a mortgage or deed of trust in the nature of a mortgage, which holder is a commercial or institutional lender (“Mortgagee”) subordinate any interest which it has by virtue of this Lease, and any extensions and renewals thereof to any mortgages or deeds of trust placed upon the Premises by Lessor, if and only if such Mortgagee shall execute, deliver and record in the appropriate registry of deeds a recognition and non-disturbance agreement in a commercially reasonable form. Such agreements shall provide by their terms that notwithstanding any foreclosure of such mortgage or deeds of trust Lessee may continue to occupy the Premises during the Term of this Lease or any extensions or renewals thereof under the same terms, conditions and provisions of this Lease unless Lessee shall be in default beyond any applicable grace periods provided for herein. Lessor shall within thirty (30) days of the Commencement Date, secure from Lessor’s present mortgagee of the Premises a non-disturbance agreement in a form commercially reasonably form. Lessor shall also use its best efforts to secure from any future mortgagee or lienholders of Lessor non- disturbance agreements in a commercially reasonable form during the initial Term or any renewal periods, if exercised.
25. Quiet Enjoyment. Lessee, upon paying the Rent, additional rent and other sums due under this Lease, and subject to all of the terms and covenants of this Lease, on Lessee’s part to be kept, observed, and performed, shall quietly have and enjoy the Premises during the Term of this Lease. Lessor agrees that Lessee shall have continuous, peaceful, uninterrupted and exclusive possession and quiet enjoyment of the Premises during the Term of this Lease.

26. Memorandum of Lease. Lessor agrees to enter into and record a memorandum or notice of this Lease in a commercially reasonable form. Lessee shall be responsible for the preparation thereof and the cost of recording the same.
27. Notices. All notices, demands and requests which may be or are required to be given by either party to the other shall be in writing and shall be either (i) sent by registered or certified mail, return receipt requested, postage prepaid or (ii) delivered, by hand, or (iii) sent by overnight courier such as Federal Express. All notices to Lessor should be addressed to Lessor at 9901 Sunset Boulevard, Beverly Hills, California; Telephone: (310) 678-3900 or at such other place as Lessor may from time to time designate in written notice to Lessee. All notices to Lessee shall be addressed to Lessee c/o DaVita Inc., 601 Hawaii Street, El Segundo, California 90245, Attention: General Counsel, Telephone: (310) 536-2400, Facsimile: (310) 536-2679, with copy to: c/o DaVita Inc., 15253 Bake Parkway, Irvine, California 92618; Attention: Group General Counsel, or to any such other place as Lessee may from time to time designate in written notice to Lessor. All notices, demands and requests which shall be served upon Lessor and Lessee in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder.
28. Estoppel Certificate. Each of Lessor and Lessee agrees at any time and from time to time upon not less than fifteen (15) business days’ prior written request by the other to execute, acknowledge and deliver to the other an estoppel certificate in the form attached hereto as Exhibit E certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), (b) the dates to which the Rent, additional rent and other charges have been paid in advance, if any, and (c) all of the defaults of Lessor or Lessee hereunder, if any, (and if there are no defaults a statement to that effect) and any other information reasonably requested, it being intended that any such estoppel certificate delivered pursuant to this Section 28 may be relied upon by any prospective purchaser of the Premises or any mortgagee or assignee of any mortgage upon the fee or leasehold of the Premises or by any prospective assignee of this Lease or sublessee of the whole or any portion of the Premises and/or by other party interested in the Premises or any part thereof.
29. Holding Over. In the event Lessee remains in possession of the Premises after the expiration of the term of this Lease, or any extensions hereof without the written consent of Lessor, this Lease shall continue on a month to month basis, terminable by either party upon thirty (30) days prior notice and Lessee shall be obligated to pay Rent at 125% of the then current rate (including all adjustments) and all other sums then payable hereunder prorated on a daily basis for each day that Lessor is kept out of possession of the Premises.
30. Binding Effect. All covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall extend to, bind and inure to the benefit of, as the case may require, the successors and assigns of Lessor and Lessee respectively, as fully as if such words were written wherever reference to Lessor or Lessee occurs in this Lease

31. Complete Agreement. Any stipulations, representations, promises or agreements, oral or written, made prior to or contemporaneously with this agreement shall have no legal or equitable consequences and the only agreement made and binding upon the parties with respect to the leasing of the Premises is contained herein, and it is the complete and total integration of the intent and understanding of Lessor and Lessee with respect to the leasing of the Premises.
32. Severability. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
33. Applicable Law. The laws of the State where the Premises is located shall govern the validity, performance and enforcement of this Lease, without regard to such State’s conflict-of-law principles.
34. Force Majeure. Whenever a day is appointed herein on which, or a period of time is appointed within which, either party hereto is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is interfered with, the doing or completion of such act, matter or thing because of strikes, lock-outs, embargoes, unavailability of labor or materials, wars, insurrections, rebellions, civil disorder, declaration of national emergencies, acts of God, acts of government agencies or other causes beyond such party’s reasonable control. Financial inability to perform shall not constitute an event of Force Majeure, and in no event shall this Section 34 be construed to excuse or delay the payment of Rent, additional rent, or any other monetary obligation of Lessee, or delay the Commencement Date.
35. Amendment. This Lease and the exhibits attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions and understandings between Lessor and Lessee concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other then are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and signed by them.
36. Lessee Improvements. Lessee shall, at its sole cost: diligently pursue and obtain permits and thereafter construct all improvements in connection with the operation of an outpatient renal dialysis clinic at the Premises in compliance with all applicable Laws, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990 as it pertains to Lessee’s specific use, occupancy, alterations and improvements to the Premises (the “Lessee Improvements”). Lessee shall pay all costs for work performed by or on its account and shall keep the Premises free and clear of mechanics’ liens or any other liens resulting therefrom. Lessee shall give Lessor immediate notice of any lien filed against the Premises as a result of any work of improvement performed by or on behalf of Lessee. Lessee shall discharge, within thirty (30) days (by payment or by filing the necessary statutory lien release, bond, or otherwise), any mechanics’, materialmen’s or other lien against the Premises, which lien may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Lessee. If Lessee fails to discharge any such lien, Lessor shall have the right, but not the obligation, in addition to all other rights and remedies available to it under this Lease or applicable Laws, and after ten (10) days prior notice to Lessee, either to pay and discharge such lien, without regard to the validity thereof, or to procure and cause to be recorded a statutory lien release bond and to collect from Lessee (i) all costs incurred by Lessor in paying and discharging such lien, or in procuring such bond; and (ii) all expenses incurred by Lessor in connection with such lien, including reasonable attorneys’ fees and costs, recording fees and administrative costs and expenses. Lessor shall provide Lessee with a Lessee Improvements allowance in the amount of $300,000.00 (the “Allowance”). Said Allowance shall be payable to Lessee upon receipt of the certificate of occupancy for the operation of an outpatient renal dialysis clinic at the Premises from the City of Fontana, California. In the event Lessor fails to pay Lessee the Allowance within ten (10) days following receipt of the certificate of occupancy from the City of Fontana, California, a late charge of five percent (5%) of the Allowance shall become immediately due and payable by Lessor to Lessee as liquidated damages and Lessee may, at its option, deduct such amount, including the Allowance and the late charge, plus interest at the maximum rate permitted by law (provided that interest shall not be assessed on the late charge) from subsequent Rent due under the Lease.
Lessee shall contract for the installation of the Lessee Improvements with a contractor of choice. Lessor and Lessee shall mutually approve the plans and specifications of the Lessee Improvements prior to the commencement of the Lessee Improvements. Lessor shall not charge Lessee any fee or other charges for the supervision and/or overhead associated with the construction of the Lessee Improvements.
37. Lessor’s Work. Lessor shall deliver the Premises in its “AS-IS” condition.
38. Lessor’s Sale of the Premises. Lessor may, at any time, without the prior consent of Lessee, contract to and/or perform any of the following transactions with respect to an interest in Lessor, the Lease, the Premises, and/or any portion of or interest in the Premises: sale, purchase, exchange, transfer, assignment, lease, conveyance (collectively referred to herein as “Sale”); and/or encumbrance, pledge, mortgage, deed of trust, hypothecation or sale and leaseback transaction (collectively referred to herein as “Mortgage”). From and after a Sale, Lessor shall be released from all liability to Lessee and Lessee’s successors and assigns arising from this Lease because of any act, occurrence or omission of Lessor occurring after such Sale, and Lessee shall look solely to Lessor’s successor in connection with the same; provided however, that Lessor shall not be released from liability to Lessee and Lessee’s successors and assigns from this Lease because of any act, occurrence or omission of Lessor occurring prior to such Sale, unless such liability is expressly assumed by Lessor’s successor-in-interest in the Premises. Within thirty (30) days following the effective date of a Sale, Lessor shall notify Lessee whether Lessor’s successor-in-interest and assignee to this Lease would or would not be a Referral Source as described in Section 22 above.
39. Lessee’s Roof Rights. Lessee shall have the right to place a satellite dish on the roof of the Building at no additional fee.

40. Regulatory Compliance. In the event Lessor, or Lessor’s successors or assigns become a Referral Source as described in Section 22 above, this Section 40 shall apply but shall have no effect until such time and so long as Lessor or Lessor’s successors or assigns are not a Referral Source this Section 40 shall not apply to Lessor or Lessor’s successors or assigns.
40.1 Referral Source. Lessor and Lessee hereby acknowledge and agree that it is not a purpose of this Lease or any of the transactions contemplated herein to exert influence in any manner over the reason or judgment of any party with respect to the referral of patients or business of any nature whatsoever. It is the intent of the parties hereto that any referrals that may be made directly or indirectly by Lessor to Lessee’s business, shall be based solely upon the medical judgment and discretion of a patient’s physician while acting in the best interests of the patient. Lessor and Lessee hereby agree that the Rent and additional rent and any increases in the Rent and additional rent reflect fair market value and do not take into account the volume or value of referrals or business that may otherwise be generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid or other Federal health care programs.
40.2 Termination Due to Legislative or Administrative Changes. In the event that there shall be a change in applicable health care law or the interpretation thereof, including, without limitation, Medicare or Medicaid, statutes, regulations, or general instructions, (or the application thereof), the adoption of new legislation or regulations applicable to this Lease, the implementation of a change in payment methodology in any material third party payor reimbursement system, or the initiation of an enforcement action with respect to any applicable health care law, any of which affects the continuing legality of this Lease, then either party may, by notice, propose an amendment to conform this Lease to applicable laws. If notice of such proposed change is given and the parties hereto are unable to agree within ninety (90) days upon an amendment, then either party may terminate this Lease by ten (10) days’ advance written notice to the other party, unless a sooner termination is required under applicable law or circumstances.
40.3 Exclusions. During the term of this Lease, Lessor shall notify Lessee of any exclusion of Lessor or its affiliates from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b (f), for the provision of items or services for which payment may be made under such federal health care programs (“Exclusion”) within two (2) business days of learning of any such Exclusion or any basis therefore. Lessee shall have the right to immediately terminate this Lease and any and all other agreements between Lessor and its affiliates on the one hand and Lessee and its affiliates on the other hand, upon learning of any Exclusion or any reasonable basis therefore against the other, its affiliates and/or any employee, contractor or agent engaged by any of them to provide items or services.

40.4 Medicare Access to Books and Records. In the event, and only in the event, that Section 952 of P.L. 96-499 (42 U.S.C. Section 1395x(v)(1)(I)) is applicable to this Lease, Lessee and Lessor agree as follows: (i) until the expiration of four years after the termination of this Lease, Lessor shall make available, upon written request by the Secretary of the federal Department of Health and Human Services or upon request by the Comptroller General of the United States, or any of their duly authorized representatives, this Lease, and books, documents and records of Lessor that are necessary to certify the nature and extent of the costs incurred pursuant to this Lease; (ii) if Lessor carries out any of the duties of this Lease or other contract between the parties through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the federal Department of Health and Human Services or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of the costs incurred pursuant to such subcontract; and (iii) Lessor shall notify Lessee immediately of the nature and scope of any request for access to books and records described above and shall provide copies of any books, records or documents to Lessee prior to the provision of same to any governmental agent to give Lessee an opportunity to lawfully oppose such production of documents if Lessee believes such opposition is warranted. In addition, Lessor shall indemnify and hold Lessee harmless from any liability arising out of any refusal by Lessor to grant access to books and records as required above. Nothing herein shall be deemed to be a waiver of any applicable privilege (such as attorney client privilege) by Lessee.
40.5. Medical Director or Other Agreements. In the event of the termination of any existing medical director or other agreement between Lessee, or any of its parent company, affiliates, or subsidiaries and Lessor, its affiliates or any person, corporation, partnership or other entity which owns or controls, directly or indirectly any of the business or assets of Lessor, including an immediate family member, Lessee shall have the right to terminate this Lease upon written notice to Lessor.
40.6. Representations and Warranties of Lessee. Lessee represents and warrants to Lessor as follows:
(a) Non-Exclusion. Neither Lessee nor any of its affiliates are excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b (f), for the provision of items or services for which payment may be made under such federal health care programs; and
(b) Business Terms. To Lessee’s knowledge: (a) the Premises do not exceed that which is reasonable and necessary for the legitimate business of Lessee; (b) Lessee’s proportionate share as to the Premises expenses does not exceed Lessee’s pro rata share of the expenses for the Premises, including the common areas of the Premises, based on the total rentable area of the Premises, and (c) the rental charges: (i) are set in advance, (ii) are consistent with fair market value, (iii) do not take into account the volume or value of any referrals or other business generated between the parties, nor do they include any additional charges attributable to the proximity or convenience of Lessor as a potential referral source; and (iv) would be commercially reasonable even if no referrals were made between Lessee and Lessor or their respective affiliates.

40.7. Representations and Warranties of Lessor. Lessor represents and warrants to Lessee as follows:
(a) Non-Exclusion. Neither Lessor nor any of its affiliates (i) are excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b (f), for the provision of items or services for which payment may be made under such federal health care programs; or (ii) have arranged or contracted (by employment or otherwise) with any employee, contractor or agent that Lessor or its affiliates know or should know are excluded from participation in any federal health care program;
(b) Advisory Opinion. Lessor shall not, directly or indirectly, request or cause an Advisory Opinion to be requested regarding or relating to the legality of this Lease or the transactions contemplated hereunder or substantially similar circumstances from any governmental body, including without limitation the U.S. Department of Health and Human Services Office of Inspector General or the Centers for Medicare and Medicaid Services without the prior written concurrence of Lessee, whether pursuant to this Section or otherwise. All submissions of any nature in connection with an Advisory Opinion request shall be approved in writing by Lessee prior to submission; and
(c) Business Terms. To Lessor’s knowledge: (a) the Premises do not exceed that which is reasonable and necessary for the legitimate business of Lessee; (b) Lessee’s proportionate share as to the Premises expenses does not exceed Lessee’s pro rata share of the expenses for the Premises, including the common areas of the Premises, based on the total rentable area of the Premises; and (c) the rental charges: (i) are set in advance, (ii) are consistent with fair market value, (iii) do not take into account the volume or value of any referrals or other business generated between the parties, nor do they include any additional charges attributable to the proximity or convenience of Lessee as a potential referral source, and (iv) would be commercially reasonable even if no referrals were made between Lessee and Lessor or their respective affiliates.
40.8. Corporate Integrity Agreement.
(a) Lessor acknowledges that Lessee is under a Corporate Integrity Agreement with the Office of the Inspector General of the Federal Department of Health and Human Services (the “CIA”), and that such CIA imposes various reporting and operational compliance related obligations on Lessee. To the extent not otherwise set forth herein, Lessor agrees to cooperate with Lessee in compliance with the requirements of such CIA, as such requirements may apply to Lessor’s performance pursuant to this Lease.
(b) Lessor hereby certifies that Lessor will (i) comply with Lessee’s Compliance Plan, including the training related to compliance with 42 U.S.C. § 1320a- 7b(b) (the “Anti-Kickback Statute”) as it pertains to Lessor , and (ii) comply with Lessee’s Compliance Critical Concepts and policies and procedures related to compliance with the Anti-Kickback Statute, a copy of each of which has been provided to Lessor hereunder, and in each case solely as applicable to performance of Services under this Lease.
(c) Lessor certifies that it will comply with Lessee’s Compliance Plan and with the terms of the Anti-Kickback Statute in all matters involving Lessee.

(d) Lessor and Lessee certify that the agreement is not intended to generate referrals for services or supplies for which payment may be made in whole or in part under any Federal health care program.
(e) If this Lease is terminated for any reason within one (1) year following the Commencement Date, then Lessor and Lessee will not enter into any similar agreement with each other for the Premises before the first anniversary of the Commencement Date.
41. Cooperation with Lessee’s Cost Reporting Responsibilities. Lessor’s full cooperation with applicable authorities in connection with cost reporting is essential for Lessee’s continued operation of its business. Therefore, Lessor agrees to provide to Lessee, within thirty (30) days of Lessee’s request, any and all information that is reasonably necessary for Lessee to fulfill its cost reporting requirements to such applicable authorities.
42. Protected Health Information.
(a) Lessor acknowledges and agrees that from time to time during the Term, Lessor, its representatives or assigns may be exposed to, or have access to, Protected Health Information (“PHI”), as defined by HIPAA, 45 CFR Parts 160 and 164. Lessor agrees that it will not use or disclose PHI for any purpose unless required by a court of competent jurisdiction or by any governmental authority in accordance will the requirements or HIPAA and all other applicable medical privacy laws.
(b) Lessor shall preserve any “Confidential Information” of or pertaining to Lessee and shall not, without first obtaining Lessee’s prior written consent, disclose to any person or organization, or use for its own benefit, any Confidential Information of or pertaining to Lessee during and after the Lease Term, unless such Confidential Information is required to be disclosed by a court of competent jurisdiction or by any governmental authority. As used herein, the term “Confidential Information” shall mean any business, financial, personal or technical information relating to the business or other activities of Lessee that Lessor obtains in connection with this Lease.
43. Lessor’s Consent. Unless otherwise expressly stated herein, whenever Lessor’s consent is required under this Lease, such consent shall not be unreasonably withheld or delayed, and Lessor’s reasonable satisfaction shall be sufficient for any matters under this Lease.
44. Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Lease shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form hereof.
45. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[Signature page follows]

IN TESTIMONY WHEREOF, Lessor and Lessee have caused this Lease to be executed as a sealed instrument, as of the day and year first above written.

LESSOR:

/s/ Philip Elghanian PHILIP ELGHANIAN
LESSEE:
DVA HEALTHCARE RENAL CARE, INC.

By:	/s/ Rich Seebold Name: Rich Seebold
Title: DVP
FOR LESSEE’S INTERNAL PURPOSES ONLY:
APPROVAL BY DAVITA INC. AS TO FORM ONLY

By:	/s/ Jon Kweller Name: Jon Kweller Title: Vice President and Deputy General Counsel

EXHIBIT A
LEGAL DESCRIPTION
THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF FONTANA, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
Parcel 2 of Parcel Map No. 3984, in the City of Fontana, County of San Bernardino, State of California, as shown by Map on file in Book 38, Page(s) 40 of Parcel Maps, records of San Bernardino County, California.
Assessor’s Parcel Number: 0190-321-35